                                                                    EXHIBIT 99.1

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                 4TH QUARTER AND YEAR END 2004 RESULTS ANNOUNCED

New Berlin, WI (February 4, 2005). Merchants & Manufacturers Bancorporation, Inc. ("Merchants"), a $1.4 billion asset financial holding company, today reported a decline in fourth quarter and full-year earnings, reflecting the implementation of our "Vision Unlimited" project, complying with the Sarbanes-Oxley Act of 2002 and establishing a reserve for potential Wisconsin Department of Revenue settlements.

For the fourth quarter of 2004, Merchants reported a loss of $(811,000), or $(0.22) per fully diluted common share, compared to income of $2.1 million, or $0.63 per fully diluted common share, for the fourth quarter 2003. For the year ended December 31, 2004, net income was $4.0 million, or $1.15 per fully diluted common share, compared to $8.2 million, or $2.56 per fully diluted common share for the year ended December 31, 2003.

Earnings for the fourth quarter ended December 31, 2004 included the following non-recurring items:

     o A pre-tax charge of $1.2 million related to centralization and data processing conversions

     o A pre-tax charge of $450,000 related to Sarbanes-Oxley compliance activities, and

     o A pre-tax charge of $730,000 related to establishing a tax reserve for potential payments due to the Wisconsin Department of Revenue.

Earnings for the fourth quarter ended December 31, 2003 included the following item:

     o    A pre-tax gain on sale of investment securities of $359,000.

The net effect of these items was a decrease of $0.54 per share.

Earnings for the year ended December 31, 2004 included the following non-recurring items:

     o A pre-tax charge of $1.7 million related to centralization and data processing conversions

     o A pre-tax charge of $783,000 related to Sarbanes-Oxley compliance activities, and

     o A pre-tax charge of $730,000 related to establishing a tax reserve for potential payments due to the Wisconsin Department of Revenue.

Earnings for the year ended December 31, 2003 included the following item:

     o Pre-tax mortgage related fee income of $4.6 million in 2003 compared to $2.6 million in 2004

The net effect of these items was a decrease of $1.02 per share.

In addition to these non-recurring items in both the fourth quarter and full-year 2004 periods, numerous staff additions (primarily information technology, marketing and credit administration), equipment purchases and technology improvements were needed to implement our "Vision Unlimited" program. We believe these upgrades will benefit the organization in future periods as we leverage our infrastructure over a larger asset base.

continued on page 2

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 2

RELEASE - 12/31/04

Chairman Michael J. Murry stated, "2004 has been a year of transition for our organization. Through a company-wide project called "Vision Unlimited", we have standardized policies and procedures across the organization and have centralized many operational functions. In addition, we have successfully converted all of the banks to a single data processing platform. These changes will allow us to better manage risk, operate more efficiently and serve customers better. Each of our community banks will continue to keep its name, charter, board of directors and management teams but will transition its human resources from the bank's operational activities to customer related activities. Bank employees will have the tools and resources they need to effectively focus on customer service, customer retention and customer prospecting. While we expect these changes to enhance shareholder value in the long run, a transition of this magnitude has involved short-term costs, which amounted to approximately $1.7 million before tax in 2004."

"We also faced two other significant challenges in 2004. Like all public companies, we are required to comply with the Sarbanes-Oxley Act of 2002. While we have used an outside third party at a significant cost, compliance with Sarbanes-Oxley was accomplished internally through our "Vision Unlimited" project. We originally expected our Sarbanes-Oxley compliance costs would range from $400,000 to $500,000 in 2004. However, due to the higher than anticipated volume of policy and procedure testing performed by our independent auditors, the cost of complying with the Sarbanes-Oxley Act of 2002 amounted to $783,000 in 2004."

"Like hundreds of other Wisconsin banking organizations, we are in discussion with the Wisconsin Department of Revenue ("WDR") regarding the tax treatment of our Nevada investment subsidiaries. Nevada does not have an income tax and historically the earnings of these Nevada investment subsidiaries have not been subject to taxation in Wisconsin. We believe that we have complied with private letter rulings the WDR previously issued in connection with the formation and operation of our Nevada investment subsidiaries. However, the effect and intent of these rulings is in question and the WDR may take the position that some or all of the income of our Nevada investment subsidiaries is allocable to their Wisconsin corporate parents and taxable in Wisconsin. The WDR may also take the position that such a reallocation should apply to prior open tax years. The result of these discussions with the WDR could materially increase our future income tax expense and has resulted in a significant current year tax charge. As of December 31, 2004 we have not come to an agreement with the WDR and continue to dispute the WDR's claims, but have established a $730,000 reserve in the event it should be necessary to make any future payments to the WDR."

The quarter-to-quarter and year-to-date comparisons are impacted by Merchants' acquisition of Random Lake Bancorp Limited ("Random") and its subsidiary Wisconsin State Bank ("WSB") on August 12, 2004. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Random were recorded at their respective fair values on the acquisition date. Merchants acquired approximately $102.3 million in assets, $71.9 million in loans, $80.0 million in deposits and recognized goodwill and intangible assets of approximately $6.1 million related to the transaction.








continued on page 3

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 3

PRESS RELEASE - 12/31/04

The quarter-to-quarter and year-to-date comparisons are also impacted by Merchants' completion of the Reedsburg Bancorporation, Inc. ("Reedsburg") acquisition on November 1, 2003. This acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Reedsburg were recorded at their respective fair values on November 1, 2003. Merchants acquired approximately $141.8 million in assets, $97.2 million in loans, $120.6 million in deposits and recognized goodwill and intangible assets of approximately $19.1 million related to the transaction.

The year-to-date comparisons are also impacted by Merchants' May 1, 2003 acquisition of Keith C. Winters & Associates, LTD. ("KCW"). KCW is a tax preparation and tax consultation firm with offices located in Franklin, Brookfield and Milwaukee, Wisconsin.

Merchants' total assets increased 18.4% from $1.1 billion at December 31, 2003, to $1.4 billion at December 31, 2004. Gross loans increased 21.2% from $857.1 million at December 31, 2003, to $1.0 billion at December 31, 2004. Total deposits grew 13.3% from $912.0 million at December 31, 2003 to $1.0 billion at December 31, 2004. Our balance sheet growth since December 31, 2003 is due to internal growth as well as the acquisition of WSB.

Net interest income was $11.6 million for the fourth quarter of 2004 compared to $9.4 million for the fourth quarter of 2003 and $42.4 million for the full-year 2004 compared to $35.2 million for 2003. The increase is due to the revenue resulting from the acquisitions of Reedsburg and WSB, as well as to the increase in loan volume funded by the growth in deposits and borrowings. Net interest margin was 3.77% for the fourth quarter 2004 compared to 3.78% for the same period in 2003. The pressure on the net interest margin in 2003 began to stabilize in 2004 producing an increasing net interest margin since the fourth quarter of 2003. Recent increases in market interest rates should improve the net interest margin as our balance sheet is positioned to take advantage of increasing rates.

Merchants' provision for loan losses was $461,000 for the fourth quarter of 2004 compared to $297,000 for the same quarter of 2003. Merchants' ratio of allowance for loan losses to total loans was 1.02% and 1.07% at December 31, 2004 and 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 130.6% at December 31, 2004 compared to 172.9% at December 31, 2003. The ratio of non-performing assets to total assets equaled 0.70% at December 31, 2004 compared to 0.63% at December 31, 2003.



















continued on page 4

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 4

PRESS RELEASE - 12/31/04

Non-interest income for the fourth quarter of 2004 was $3.0 million and $11.5 million for the year ended December 31, 2004, compared to $2.8 million for the fourth quarter of 2003 and $11.2 million for the year ended December 31, 2003, an increase of 7.0% for the fourth quarter and an increase of 3.4% for the full year. Service charges on deposit accounts increased $301,000 for the quarter ended December 31, 2004 and $917,000 for 2004 versus 2003. The growth in non-interest income can be partially attributed to our acquisitions. The Reedsburg Bank generated $339,000 of non-interest income during the fourth quarter of 2004 and $1.8 million during 2004. KCW generated $420,000 of additional income in 2004 compared to 2003. In addition, net gains on the sale of both assets and securities amounted to $349,000 for 2004 compared to $362,000 during 2003. These gains were partially offset by a decrease in our mortgage servicing activity and secondary marketing operations due to the reduction in refinancing activity. The gains on sales of mortgage loans increased $15,000 when comparing the fourth quarter 2004 with the same period in 2003 and decreased $1.4 million in 2004 versus 2003. In addition, the income associated with the change in the valuation of our mortgage servicing rights has decreased $71,000 when comparing the fourth quarter 2004 with the same period in 2003 and decreased $798,000 during 2004 compared to 2003.

Non-interest expense was $14.6 million for the fourth quarter of 2004 and $45.8 million for the year ended December 31, 2004, compared to $9.0 million for the fourth quarter of 2003 and $32.7 million for the year ended December 31, 2003, an increase of 62.8% and 40.0%, respectively. Salaries and employee benefits increased $2.0 million for the quarter and $6.0 million for the full year, occupancy expense increased $569,000 for the quarter and $1.3 million for the full year and other non-interest expense increased $3.1 million for the quarter and $5.8 million for the full year. The growth in non-interest expense was caused in part by the acquisitions of Reedsburg, KCW and WSB. The Reedsburg and WSB operations added $2.5 million of expenses in the fourth quarter of 2004 and the KCW, Reedsburg and WSB operations added $7.8 million of expenses for 2004. The increase in non-interest expense can also be attributed to expenses incurred by implementing our "Vision Unlimited" project as well as the cost of complying with Sarbanes-Oxley.


UNAUDITED                           For the Three Months ended December 31,
---------                     ------------------------------------------------
                                2004                2003                Change
                              --------             ------               ------
Net Income (Loss)             $(0.811)             $2.078                 n/m
Basic EPS                     $ (0.22)             $ 0.64                 n/m
Diluted EPS                   $ (0.22)             $ 0.63                 n/m

UNAUDITED                             For the Years ended December 31,
---------                     ------------------------------------------------
                               2004                 2003               Change
                              ------               ------              -------
Net Income                    $4.002               $8.228              (51.36)%
Basic EPS                     $ 1.16               $ 2.58              (55.04)%
Diluted EPS                   $ 1.15               $ 2.56              (55.08)%

Figures in millions except for earnings per share


continued on page 5

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
PAGE 5

PRESS RELEASE - 12/31/04

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank Westby, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 44 offices in the communities they serve with more than 100,000 clients and total assets of $1.4 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Market under the symbol "MMBI."

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio; and the result of the Corporation's discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334 James Mroczkowski, Executive Vice President and Chief Financial
Officer - (262) 827-5631






continued on page 6

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 6

PRESS RELEASE - 12/31/04

UNAUDITED
---------

                                            At or for the Three Months ended Dec. 31
                                            (Amounts In Thousands, Except Share and
                                                        Per Share Amounts)
                                           -------------------------------------------
                                              2004              2003         % change
                                           -----------       ----------      --------
FOR THE PERIOD:

Interest Income                            $    17,167       $   13,611        26.13%
Interest Expense                                 5,585            4,202        32.91%
                                           -----------       ----------      -------
  Net Interest Income                           11,582            9,409        23.09%

Provision for Loan Losses                          461              297        55.22%

Non-Interest Income                              2,979            2,787         6.89%
Non-Interest Expense                            14,574            8,954        62.77%
                                           -----------       ----------      -------
Income (Loss) Before Tax                          (474)           2,945      (116.10)%
Income Tax                                         337              867       (61.13)%
                                           -----------       ----------      -------
Net Income (Loss)                          $      (811)      $    2,078      (139.03)%
                                           ===========       ==========      =======

                                              12/31/04         12/31/03      % change
                                           -----------       ----------      --------
END OF PERIOD:

Assets                                     $ 1,356,274       $1,145,607       18.39%
Loans                                        1,038,681          857,074       21.19%
Allowance for Loan Losses                       10,622            9,136       16.27%
Deposits                                     1,033,046          911,948       13.28%
Shareholders' Equity                            91,740           79,974       14.71%

PER SHARE:

Net Income (Loss) (basic)                  $     (0.22)      $     0.64          n/m
Net Income (Loss) (diluted)                $     (0.22)      $     0.63          n/m
Book Value                                 $     24.97       $    24.04        3.85%
Dividends Declared                         $      0.18       $     0.17        5.88%

Average Shares Outstanding (basic)           3,671,547        3,271,015
Average Shares Outstanding (diluted)         3,676,075        3,298,513
Ending Shares Outstanding                    3,674,054        3,326,105

KEY RATIOS:

Net Interest Margin                               3.77%            3.78%
Return on Average Assets                         (0.24)%           0.77%
Return on Average Common Equity                  (3.44)%          10.59%

Shareholders Equity to Assets Ratio               6.76%            6.98%
Tier 1 Capital to Average Assets Ratio            6.68%            8.01%

Non-performing Loans/Total Loans                  0.78%            0.62%
Non-performing Assets/Total Assets                0.70%            0.63%
Allowance for Loan Losses/
  non-performing Loans                          130.59%          172.87%

continued on page 7

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 7

PRESS RELEASE - 12/31/04

UNAUDITED
---------

                                               For the Years ended December 31,
                                            2004            2003             Change
                                         ----------      ----------          ------
FOR THE PERIOD:

Interest Income                          $   61,988      $   51,050           21.43%
Interest Expense                             19,633          15,871           23.70%
                                         ----------      ----------          ------
  Net Interest Income                        42,355          35,179           20.40%

Provision for Loan Losses                     1,793           1,311           36.77%

Non-Interest Income                          11,537          11,163            3.35%
Non-Interest Expense                         45,839          32,736           40.03%
                                         ----------      ----------          ------
Income Before Tax                             6,260          12,295          (49.08)%
Income Tax                                    2,258           4,067          (44.48)%
                                         ----------      ----------          ------
Net Income                               $    4,002      $    8,228          (51.36)%
                                         ==========      ==========          ======
PER SHARE:
Net Income (basic)                       $     1.16      $     2.58          (55.04)%
Net Income (diluted)                     $     1.15      $     2.56          (55.08)%
Dividends Declared                       $     0.72      $     0.69            4.35%

Average Shares Outstanding (basic)        3,464,766       3,190,207
Average Shares Outstanding (diluted)      3,477,777       3,208,583

KEY RATIOS:
Net Interest Margin                            3.76%           3.93%
Return on Average Assets                       0.33%           0.86%
Return on Average Common Equity                4.69%          11.29%